Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2019 FIRST QUARTER RESULTS
Revenues of $45.4 Billion for the First Quarter, a 12.2 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $1.84 and Adjusted Diluted EPS of $1.60
Adjusted Diluted EPS Guidance Narrowed to $6.65 to $6.85 For Fiscal 2019

VALLEY FORGE, PA, January 31, 2019 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2019 first quarter ended December 31, 2018, revenue increased 12.2 percent to $45.4 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.84 for the December quarter of fiscal 2019, compared to $3.90 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 3.2 percent to $1.60 in the fiscal first quarter.

The Company narrowed its adjusted diluted EPS guidance for fiscal 2019 to $6.65 to $6.85. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2019 Expectations.

“We are pleased with the strong start in the first quarter of fiscal 2019. The overall strength and performance of AmerisourceBergen’s portfolio of core Pharmaceutical Distribution businesses delivered outstanding results to help offset the headwind from PharMEDium. We are extremely proud and recognize that this would not have been possible without the execution by our dedicated associates,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

“Our fiscal 2019 outlook remains strong, even as we narrowed fiscal 2019 guidance to reflect the extended delay in the reopening of PharMEDium's Memphis facility. AmerisourceBergen's strategic partnerships, leadership in Specialty distribution and services, and strong balance sheet position the company to continue to deliver growth, while we actively work to resolve the challenges at PharMEDium,” Mr. Collis continued. “We remain confident in our ability to execute, evolve and transform our business to meet the complex needs of our customers, drive long-term value for our shareholders and ultimately enable access for patients. More than ever, we are united in our responsibility to create healthier futures.”

First Quarter Fiscal Year 2019 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$45.4B	$45.4B
Gross Profit	$1.3B	$1.2B
Operating Expenses	$820M	$731M
Operating Income	$478M	$472M
Interest Expense, Net	$42M	$42M
Effective Tax Rate	9.4%	19.9%
Net Income Attributable to ABC	$394M	$343M
Diluted Earnings Per Share	$1.84	$1.60
Diluted Shares Outstanding	214M	214M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including our fiscal year 2019 expectations, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

First Quarter GAAP Results

•
Revenue: In the first quarter of fiscal 2019, revenue was $45.4 billion, up 12.2 percent compared to the same quarter in the previous fiscal year, reflecting a 12.3 percent increase in Pharmaceutical Distribution Services revenue and an 8.2 percent increase in revenue within Other. The significant increase in revenue growth of our Pharmaceutical Distribution Services segment is due primarily to growth of some of its largest customers, overall market growth, strong oncology product sales, the January 2018 acquisition of H. D. Smith and the January 2018 consolidation of Profarma.

•
Gross Profit: Gross profit in the fiscal 2019 first quarter was $1.3 billion, a 16.6 percent increase compared to the same period in the previous fiscal year. The increase was primarily due to a 10.8 percent increase in Pharmaceutical Distribution Services gross profit and a 1.4 percent increase in gross profit within Other. Pharmaceutical Distribution Services benefited from an increase in revenue, the January 2018 acquisition of H. D. Smith, and the January 2018 consolidation of Profarma, and was partially offset by a lower contribution from PharMEDium. Gross profit was also favorably impacted by gains from antitrust litigation settlements and the reversal of a previously-estimated assessment related to the New York State Opioid Stewardship Act, offset in part by PharMEDium remediation costs. Gross profit as a percentage of revenue was 2.86 percent, an increase of 11 basis points from the prior year quarter.

•
Operating Expenses: In the first quarter of fiscal 2019, operating expenses were $819.8 million, compared to $693.7 million in the same period last fiscal year. The increase in operating expenses was due to an increase in operating expenses within Pharmaceutical Distribution Services primarily driven by the January 2018 acquisition of H. D. Smith and the January 2018 consolidation of Profarma. Operating expenses as a percentage of revenue in the fiscal 2019 first quarter was 1.81 percent, compared to 1.71 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2019 first quarter, operating income was $477.8 million versus $419.0 million in the prior year quarter as the increase in gross profit exceeded the increase in operating expenses. Operating income as a percentage of revenue increased 1 basis point to 1.05 percent in the fiscal 2019 first quarter compared to the previous fiscal year's first quarter.

•
Interest Expense, Net: In the fiscal 2019 first quarter, net interest expense of $42.2 million was up 17.6 percent versus the prior year quarter, primarily due to the debt issued to finance the H. D. Smith acquisition and the consolidation of Profarma's debt and related interest expense.

•
Effective Tax Rate: The effective tax rate was 9.4 percent for the first quarter of fiscal 2019 and (140.1) percent in the prior year quarter. The effective tax rates for both periods were significantly lower than the Company's statutory tax rates due to the 2017 Tax Act.

•
Diluted Earnings Per Share: Diluted earnings per share was $1.84 in the first quarter of fiscal 2019 compared to $3.90 in the previous fiscal year’s first quarter. This decrease was primarily due to the significant income tax benefit recognized in the prior year period as a result of the 2017 Tax Act.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2019 were 214 million, a 3.1 percent decline versus the prior fiscal year first quarter, due primarily to share repurchases, net of stock option exercises.

Definition of Adjusted (non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Gain from antitrust litigation settlements;

•	LIFO expense / credit;

•	PharMEDium remediation costs;

•	New York State Opioid Stewardship Act;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other;

•	Loss on early retirement of debt; and

•	One-time tax reform adjustments.

First Quarter Adjusted (non-GAAP) Results

•
Revenue: No adjustments were made to the GAAP presentation of revenue. In the first quarter of fiscal 2019, revenue was $45.4 billion, up 12.2 percent compared to the same quarter in the previous fiscal year, reflecting a 12.3 percent increase in Pharmaceutical Distribution Services revenue and an 8.2 percent increase in revenue within Other. The significant increase in revenue growth of our Pharmaceutical Distribution Services segment is due primarily to growth of some of its largest customers, overall market growth, strong oncology product sales, the January 2018 acquisition of H. D. Smith and the January 2018 consolidation of Profarma.

•
Adjusted Gross Profit: Adjusted gross profit in the fiscal 2019 first quarter was $1.2 billion, which was up 8.1 percent when compared to the same period in the previous year, primarily due to the increase in adjusted gross profit in Pharmaceutical Distribution Services, which benefited from an increase in revenue, the January 2018 acquisition of

H. D. Smith, and the January 2018 consolidation of Profarma, and was partially offset by a lower contribution from PharMEDium. Adjusted gross profit as a percentage of revenue was 2.65 percent, a decrease of 10 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the first quarter of fiscal 2019, adjusted operating expenses were $731.3 million, an increase of 17.1 percent compared to the same period in the last fiscal year, primarily due to the January 2018 acquisition of H. D. Smith and the January 2018 consolidation of Profarma. Adjusted operating expenses as a percentage of revenue in the fiscal 2019 first quarter was 1.61 percent, compared to 1.54 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2019 first quarter, adjusted operating income of $471.8 million decreased 3.3 percent from the prior year period due to a loss at PharMEDium. Adjusted operating income as a percentage of revenue decreased 17 basis points to 1.04 percent in the fiscal 2019 first quarter compared to the previous fiscal year’s first quarter.

•
Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2019 first quarter, net interest expense of $42.2 million was up 17.6 percent percent versus the prior year quarter, primarily due to the debt issued to finance the H. D. Smith acquisition and the consolidation of Profarma's debt and related interest expense.

•
Adjusted Effective Tax Rate: The adjusted effective tax rate for the first quarter of fiscal 2019 was 19.9 percent and 24.2 percent in the previous fiscal year’s first quarter. The prior year adjusted effective tax rate did not benefit in full from the 2017 Tax Act, which was effective January 1, 2018.

•
Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 3.2 percent to $1.60 in the first quarter of fiscal 2019 compared to $1.55 in the previous fiscal year’s first quarter, driven by the benefit from a lower share count.

•
Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2019 were 214 million, a 3.1 percent decline versus the prior fiscal year first quarter, due primarily to share repurchases, net of stock option exercises.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $43.7 billion, an increase of 12.3 percent compared to the same quarter in the prior fiscal year. Segment operating income of $373.2 million in the December quarter of fiscal 2019 was down 3.9 percent compared to the same period in the previous fiscal year, due to a loss at PharMEDium compared to a significant contribution in the prior year period.

Other

Revenue in Other was $1.7 billion in the first quarter of fiscal 2019, an increase of 8.2 percent compared to the same period in the prior fiscal year, primarily due to the January 2018 consolidation of the specialty joint venture in Brazil, growth at World Courier and ABCS's growth in its Canadian operations. Operating income in Other decreased 1.3 percent to $98.9 million in the first quarter of fiscal 2019. This decrease was primarily driven by a decline in operating income at MWI and the Lash consulting group within ABCS, and was partially offset by the increased contribution from World Courier.

Recent Company Highlights & Milestones

•	AmerisourceBergen announced the appointment of Silvana Battaglia to its executive team as Executive Vice President and Chief Human Resources Officer.

•	Good Neighbor Pharmacy®, AmerisourceBergen’s independent pharmacy network, was ranked #1 for "Best Customer Service" by Newsweek.

•
The AmerisourceBergen Foundation announced its collaboration with more than 20 not-for-profit organizations over the past year to provide necessary funding to mitigate prescription drug misuse and abuse. As part of the Foundation's comprehensive approach, it has also distributed nearly one million drug deactivation resources through its Safe Disposal Support Program to 44 states and 140 organizations across the U.S.

•
World Courier, a worldwide leader in specialty logistics, announced a multimillion dollar technology transformation initiative to improve customer experience, quality assurance and operational efficiencies.

•
Biosimilars Canada, an association representing Canada’s biosimilar makers, announced that it had chosen AmerisourceBergen's Canadian operations business unit, Innomar Strategies, to be the preferred provider for the association’s Patient Support Program (PSP) platform.

•
AmerisourceBergen announced the installation of more than two megawatts of solar arrays at its California Distribution Facility. As the Company's most high-profile commitment to renewable energy to date and with a system capacity of nearly 2,300 kilowatts, the solar installation will reduce operating costs and offset more than 80 percent of the facility's annual electricity consumption from the grid.

•
Lash Group, AmerisourceBergen's patient support services business, received a Leadership in Energy and Environmental Design (LEED) Gold Certification for its newest building in Fort Mill, South Carolina.

•	AmerisourceBergen was named one of Philly.com's Top Workplaces for the sixth consecutive year.

Fiscal Year 2019 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2019 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has updated its fiscal year 2019 financial guidance based upon the Company’s evaluation of business expectations at PharMEDium which reflect the assumption that its Memphis facility will not reopen in this fiscal year. Updated guidance also incorporates the higher than anticipated level of share repurchases in the first quarter of the fiscal year. The company now expects:

•	Adjusted Diluted EPS range narrowed to $6.65 to $6.85 from the previous range of $6.65 to $6.95.

Additional expectations now include:

•	Adjusted operating income growth in the low-single digit percent range, down from low- to mid-single digit percent range;

◦	Pharmaceutical Distribution Services segment operating income growth in the low-single digit percent range, down from low- to mid-single digit percent range;

•	Weighted average diluted shares are now expected to be approximately 215 million for the fiscal year, down from the previous expectation of 216 million.

All other previously communicated aspects of the Company's fiscal year 2019 financial guidance and assumptions remain the same.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on January 31, 2019. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Jr., Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 234-9960. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 461495.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences in the coming months:

•CECP CEO Investor Forum, February 25, New York;
•Barclays Global Healthcare Conference, March 12-14, Miami.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 21,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #12 on the Fortune 500, with more than $160 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; increased public concern over the abuse of opioid medications; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; regulatory or enforcement action, including a consent decree, in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; suspension of production of CSPs, including continued suspension at our Memphis facility; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of H. D. Smith and PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the effects of disruption from the transactions on the respective businesses of the Company and H. D. Smith and the fact that the transactions may make it more difficult to establish or maintain relationships with employees, suppliers, customers and other business partners; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form
10-K for the fiscal year ended September 30, 2018 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2018	% of Revenue	Three Months Ended December 31, 2017	% of Revenue	% Change
Revenue	$45,392,452		$40,466,332		12.2%

Cost of goods sold	44,094,872		39,353,680		12.0%

Gross profit [1]	1,297,580	2.86%	1,112,652	2.75%	16.6%

Operating expenses:
Distribution, selling, and administrative	656,585	1.45%	558,522	1.38%	17.6%
Depreciation and amortization	122,500	0.27%	105,136	0.26%	16.5%
Employee severance, litigation, and other [2]	40,672		30,021
Total operating expenses	819,757	1.81%	693,679	1.71%	18.2%

Operating income	477,823	1.05%	418,973	1.04%	14.0%

Other loss	3,097		324
Interest expense, net	42,170		35,864		17.6%
Loss on early retirement of debt	—		23,766

Income before income taxes	432,556	0.95%	359,019	0.89%	20.5%

Income tax expense (benefit)	40,803		(502,834)

Net income	391,753	0.86%	861,853	2.13%	(54.5)%

Net loss attributable to noncontrolling interest	1,899		—

Net income attributable to AmerisourceBergen Corporation	$393,652	0.87%	$861,853	2.13%	(54.3)%

Earnings per share:
Basic	$1.86		$3.95		(52.9)%
Diluted	$1.84		$3.90		(52.8)%

Weighted average common shares outstanding:
Basic	212,054		218,323		(2.9)%
Diluted	213,969		220,822		(3.1)%
 ________________________________________

[1]
Includes an $87.3 million gain from antitrust litigation settlements, a $22.0 million reversal of a prior period assessment relating to the New York State Opioid Stewardship Act, $17.9 million of PharMEDium remediation costs, and a $3.0 million LIFO credit in the three months ended December 31, 2018.

[2]
Includes $3.8 million of employee severance, $14.5 million of litigation costs primarily related to opioid lawsuits and investigations, and $22.4 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended December 31, 2018. Includes $7.7 million of employee severance, $2.8 million of litigation costs, and $19.5 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended December 31, 2017.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,297,580	$819,757	$477,823	$432,556	$40,803	$1,899	$393,652	$1.84

Gain from antitrust litigation settlements	(87,279)	—	(87,279)	(87,279)	(18,470)	—	(68,809)	(0.32)

LIFO credit	(3,029)	—	(3,029)	(3,029)	(641)	—	(2,388)	(0.01)

PharMEDium remediation costs	17,911	(2,584)	20,495	20,495	4,337	—	16,158	0.08

New York State Opioid Stewardship Act	(22,000)	—	(22,000)	(22,000)	(4,656)	—	(17,344)	(0.08)

Acquisition-related intangibles amortization	—	(45,152)	45,152	45,152	9,555	(506)	35,091	0.16

Employee severance, litigation, and other	—	(40,672)	40,672	40,672	16,980	—	23,692	0.11

Tax reform [1]	—	—	—	—	36,997	—	(36,997)	(0.17)

Adjusted Non-GAAP	$1,203,183	$731,349	$471,834	$426,567	$84,905	$1,393	$343,055	$1.60	[2]

Adjusted Non-GAAP % change vs. prior year period	8.1%	17.1%	(3.3)%	(5.6)%	(22.5)%		0.2%	3.2%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.86%	2.65%
Operating expenses	1.81%	1.61%
Operating income	1.05%	1.04%

[1]	Amount represents the final measurement period adjustment to the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2017
	Gross Profit	Operating Expenses	Operating Income	Loss on Early Retirement of Debt	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,112,652	$693,679	$418,973	$23,766	$359,019	$(502,834)	$861,853	$3.90

Acquisition-related intangibles amortization	—	(39,056)	39,056	—	39,151	10,435	28,716	0.13

Employee severance, litigation, and other	—	(30,021)	30,021	—	30,021	8,001	22,020	0.10

Loss on early retirement of debt	—	—	—	(23,766)	23,766	6,334	17,432	0.08

Tax Reform [1]	—	—	—	—	—	587,595	(587,595)	(2.66)

Adjusted Non-GAAP	$1,112,652	$624,602	$488,050	$—	$451,957	$109,531	$342,426	$1.55

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.75%	2.75%
Operating expenses	1.71%	1.54%
Operating income	1.04%	1.21%

________________________________________

[1]
Represents the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$43,744,381	$38,937,698	12.3%
Other	1,670,938	1,544,951	8.2%
Intersegment eliminations	(22,867)	(16,317)

Revenue	$45,392,452	$40,466,332	12.2%

	Three Months Ended December 31,
Operating income	2018	2017	% Change
Pharmaceutical Distribution Services	$373,207	$388,182	(3.9)%
Other	98,934	100,275	(1.3)%
Intersegment eliminations	(307)	(407)
Total segment operating income	471,834	488,050	(3.3)%

Gain from antitrust litigation settlements	87,279	—
PharMEDium remediation costs	(20,495)	—
LIFO credit	3,029	—
New York State Opioid Stewardship Act	22,000	—
Acquisition-related intangibles amortization	(45,152)	(39,056)
Employee severance, litigation, and other	(40,672)	(30,021)

Operating income	$477,823	$418,973

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.01%	2.04%
Operating expenses	1.16%	1.04%
Operating income	0.85%	1.00%

Other
Gross profit	19.45%	20.75%
Operating expenses	13.53%	14.26%
Operating income	5.92%	6.49%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.86%	2.75%
Operating expenses	1.81%	1.71%
Operating income	1.05%	1.04%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.65%	2.75%
Adjusted operating expenses	1.61%	1.54%
Adjusted operating income	1.04%	1.21%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2018	2018
ASSETS

Current assets:
Cash and cash equivalents	$2,540,156	$2,492,516
Accounts receivable, net	11,979,382	11,314,226
Merchandise inventories	11,800,185	11,918,508
Right to recover asset [1]	973,837	—
Prepaid expenses and other	182,647	169,122
Total current assets	27,476,207	25,894,372

Property and equipment, net	1,896,943	1,892,424
Goodwill and other intangible assets	9,622,245	9,612,100
Other long-term assets	272,428	270,942

Total assets	$39,267,823	$37,669,838

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,336,293	$26,836,873
Other current liabilities	1,015,444	1,032,814
Total current liabilities	29,351,737	27,869,687

Long-term debt	4,165,400	4,158,532

Accrued income taxes	269,906	299,600
Deferred income taxes	1,879,532	1,829,410
Other long-term liabilities	436,515	462,648

Total equity	3,164,733	3,049,961

Total liabilities and equity	$39,267,823	$37,669,838

1 Right to recover assets represents the estimated inventory value associated with the accrual for estimated customer sales returns.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2018	2017
Operating Activities:
Net income	$391,753	$861,853
Adjustments to reconcile net income to net cash provided by operating activities [1]	206,905	(675,558)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(658,890)	91,624
Merchandise inventories	(898,775)	(460,127)
Accounts payable	1,498,643	(59,223)
Other [2]	(60,668)	251,757
Net cash provided by operating activities	478,968	10,326

Investing Activities:
Capital expenditures	(79,233)	(73,641)
Cost of acquired companies, net of cash acquired	(52,398)	(70,330)
Other	4,013	1,648
Net cash used in investing activities	(127,618)	(142,323)

Financing Activities:
Net borrowings [3]	8,442	844,193
Purchases of common stock [4]	(239,008)	(22,496)
Payment of premium on early retirement of debt	—	(22,348)
Exercises of stock options	22,400	29,574
Cash dividends on common stock	(85,535)	(83,555)
Other	(10,009)	(10,739)
Net cash (used in) provided by financing activities	(303,710)	734,629

Increase in cash and cash equivalents	47,640	602,632

Cash and cash equivalents at beginning of period	2,492,516	2,435,115

Cash and cash equivalents at end of period	$2,540,156	$3,037,747

________________________________________

[1]
Includes an $840.5 million benefit for deferred income taxes for the three months ended December 31, 2017, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

[2]
Includes a $318.7 million increase in income taxes payable for the three months ended December 31, 2017, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform.

3 Net borrowings in the three months ended December 31, 2017 were primarily used to finance the acquisition of H.D. Smith, which was completed on January 2, 2018.

[4]
Purchases of common stock in the three months ended December 31, 2018 include $24.0 million of September 2018 purchases that cash settled in October 2018 and excludes $10.8 million of December 2018 purchases that cash settled in January 2019.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, LIFO expense (credit), and costs (credit) related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable and non-recurring expenses. The reversal of the previously-estimated assessment related to the New York State Opioid Stewardship Act is excluded because it is unusual, non-recurring and non-cash. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the New York State Opioid Stewardship Act was ruled unconstitutional by the U.S. District for the Southern District of New York.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, and certain PharMEDium remediation costs. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on the early retirement of debt is also excluded from adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•	Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes.

•
Adjusted income tax expense (benefit): Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefit) associated with the same items that are described above and excluded from adjusted income before income taxes. In addition, the one-time U.S. tax reform ("Tax Reform") adjustments are excluded from adjusted income tax expense. Tax Reform includes a benefit, and any measurement period adjustments, from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income (loss) attributable to noncontrolling interest: Adjusted net income attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; costs (credit) related to the New York State Opioid Stewardship Act; acquisition-related intangibles amortization; employee severance, litigation, and other; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2019 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2019 adjusted free cash flow guidance. For fiscal year 2019, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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